EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces First Quarter 2012 Financial Results

Coeur d’Alene, Idaho – February 10, 2012 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its first fiscal quarter ended December 31, 2011.  A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share)	Quarter Ended December 31,
	2011	2010
Loss from continuing operations	$(1,667)	$(1,851)
Income (loss) from discontinued operations	2,121	(153)
Consolidated net income (loss)	454	(2,004)
Consolidated net income (loss) per share, basic and diluted	0.01	(0.04)
Mineral exploration expenses	1,056	1,493
Working capital	6,404	682

Timberline reported a consolidated net income of $0.45 million for the quarter ended December 31, 2011, and a loss from continuing operations of 1.67 million, including exploration expenditures of $1.06 million.  The Company’s exploration expenditures during the quarter were related primarily to our recently completed exploration drill program at the South Eureka Property in Nevada. As previously reported, this exploration program is expected to significantly increase the current Lookout Mountain NI 43-101 resource estimate.

As previously announced, in November 2011 Timberline closed the sale of its Timberline Drilling, Inc. (“TDI”) subsidiary.  The results of TDI are reported in the Company’s financial statements under discontinued operations.  The Company’s consolidated results include income (loss) from discontinued operations of $2.12 million and ($0.15) million for the quarters ended December 31, 2011 and 2010, respectively.  The income from discontinued operations for the quarter ended December 31, 2011 includes a gain on the sale of TDI of $1.64 million.

A portion of the proceeds from the sale of TDI was used to repay $5 million in convertible debt, which resulted in Timberline becoming debt-free.  At present, the Company has approximately $6.1 million in both cash and working capital.

Timberline’s President and CEO, Paul Dircksen, said, “Having accomplished the sale of TDI, we are concentrating on advancing our properties, expanding our gold resource base at South Eureka, and proceeding toward production at Butte Highlands, where our JV partner is completing the application for the required water discharge permit and finalizing the responses to the latest comments related to the operating permit.”

Dircksen continued, “Our exploration expenditures at Lookout Mountain have yielded positive results and underline our intent to fast-track the project toward possible development.  We continue to be pleased with the advancement of the Lookout Mountain project, as our efforts consistently yield drilling and metallurgical results that meet or exceed our expectations.”

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing or results of the Company’s drill programs at Butte Highlands and South Eureka, the timing of assay results from such drilling programs being released, the district-scale potential of the South Eureka project, the expansion of the mineralization at the South Eureka project, the timing of a production decision at the South Eureka project, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES